6.1 LICENSE AGREEMENT BETWEEN MARIO ANDRETTI AND THE COMPANY

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                                  AGREEMENT


         THIS AGREEMENT ("Agreement") entered into this __ day of December, 1997 by and between AWG, Ltd., a Delaware corporation with offices at 4162 Big Ranch Road, Napa, California 94558 ("AWG") and MARIO ANDRETTI, an individual whose address is c/o Sports Management Network, 36800 Woodward Avenue, Suite 239, Bloomfield Hills, Michigan 48304 ("ANDRETTI").


                             W I T N E S S E T H


         WHEREAS AWG is a company engaged in the worldwide distribution, marketing and sale of wines and other related products;

         WHEREAS, ANDRETTI is an internationally recognized celebrity whose name, image, endorsement and services have taken on substantial goodwill and value;

         WHEREAS, ANDRETTI has by the maintenance of high standards of quality and service, established a reputation, demand and goodwill for products and organizations bearing the name, image, likeness and/or endorsement of ANDRETTI, ("ANDRETTI Rights"); and

         WHEREAS, AWG desires to utilize the ANDRETTI Rights to further its marketing, sales and corporate objectives.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:


1.       Prior License Agreements Superseded

         This AWG Agreement shall supersede and replace all between ANDRETTI and AWG dated with all obligations and responsibilities thereunder on the part of both parties excused.

2.       Grant and Scope of License

         ANDRETTI hereby grants to AWG, subject to the approval of ANDRETTI, the non-transferable, non-sublicensable right to use the ANDRETTI Rights in conjunction with the packaging and promotion of AWG products ("Products").


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3.       Exclusivity

         During the term of this Agreement, ANDRETTI shall not authorize the use of the ANDRETTI Rights in connection with the manufacture, distribution, marketing, and sale of any wine product or business enterprise competitive with AWG or its Business Operations. It is the intent of the parties that the license contained in Paragraph 1 hereof shall be exclusive with respect to Products and the Business Operations in the Territory.

4.       Term

         Subject to termination provisions set froth in Paragraph 15 of this Agreement, the term of this Agreement shall commence upon the execution hereof and be continuous. For purposes of this Agreement, each twelve (12) month period from January 1 through December 31 shall constitute one "Contract Year". This period shall hereinafter be referred to as the "Term".

5.       Territory

         The license granted herein extends throughout the World
         ("Territory").

6.       Marketing, Distribution and Promotion

         A. AWG and the Board of Directors shall aggressively and continuously make best efforts to distribute, market, promote and sell the Products throughout the Territory, including but not limited to Europe, Canada, South America, Asia, Australia and the United States, and AWG shall use its best efforts to make and maintain all necessary arrangements for the distribution, marketing, promotion and sale of the Articles throughout Territory. As used in this Paragraph, "best efforts" shall include, but not be limited to, developing and distributing point-of-sale and print advertising materials and establishing and implementing a defined public relations and sales plan to support AWG's marketing and sales efforts undertaken with respect to the Articles.

7.       Services of ANDRETTI

         During each Contract Year of this Agreement, AWG shall have the right to utilize ANDRETTI's services for the production of television and radio commercials, print advertisements, point of sale executions, label designs, out-of-home advertisements, public service announcements, trade relations activities, company and wholesaler communications, and personal appearances or other media forms now or hereafter known or created. While ANDRETTI will make these appearances for no appearance fee, AWG shall be wholly responsible for travel and related expenses incurred to perform these services, including but not limited to the cost of first-class

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         air fare for ANDRETTI and one guest. Additionally, to the extent possible and where not conflicting or interruptive with other professional activities, ANDRETTI will make himself available at race venues for introductory visits with customers or guests at AWG's request at no additional cost to AWG. ANDRETTI will provide AWG with a calendar of available days as well as information as to where he will be traveling in order to facilitate these appearances. In the event ANDRETTI shall die during the Term of this Agreement, AWG shall meet with ANDRETTI's personal representative to discuss the option of having ANDRETTI's son, Michael, perform the services to be performed by ANDRETTI pursuant to Paragraph 7 of this Agreement. In the event the personal representative, AWG and ANDRETTI's child or children mutually reach such an agreement, a written amendment will be executed by the parties reflecting such agreement.

8.       Compensation

         In consideration for ANDRETTI's services and grants as herein set forth, AWG shall provide to ANDRETTI a royalty equal to five percent (5%) royalty on AWG gross revenue from sales of Products bearing the ANDRETTI Rights. In addition, an annual payment equal to the lesser of two percent (2%) of Company profits or One Hundred Fifty Thousand Dollars and 00/100 ($150,000.00) shall apply to all other wine label sales. Payment of the five percent (5%) royalty shall be made on a monthly basis on paid invoices and shall accompany the previous month's status and sales report pursuant to Paragraph 10F. In the event that ANDRETTI shall die during the Term of this Agreement and AWG, ANDRETTI's personal representative and ANDRETTI's son Michael are unable to reach an agreement regarding ANDRETTI's services as set forth in Paragraph 7, AWG shall have the option to reduce the above royalty by twenty-five (25%) percent. This option shall be exercised by AWG, if at all, by written notice to ANDRETTI's personal representative within ninety (90) days from the date of this death.

9.       Undertaking of AWG

         The obligations of AWG shall include but not limited to:

         A. The performance of all obligations required of AWG as provided in this Agreement.

         B. The payment to ANDRETTI of all royalties due based upon sales in monthly periods. At the time for each payment, AWG shall furnish ANDRETTI with a full and accurate statement of Gross Sales during the immediately preceding month, showing AWG's total distribution and sale of the Products during the month, including an itemized list of the prices and quantities of Products distributed and sold. Neither the expiration nor the termination of this Agreement shall relieve AWG from this obligation.

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                  For at least two (2) years following the termination or
                  expiration of this Agreement, AWG shall maintain such books and records including, but not limited to, production, inventory and sales records ("Books and Records") at AWG's principal office as are necessary to substantiate that (i) all statements submitted to ANDRETTI hereunder were true, complete and accurate and (ii) all royalties and other payments due ANDRETTI hereunder shall have been paid in accordance with the provisions of this Agreement. All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied. During the term hereof, and for two (2) years after the termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit and copy by or on behalf of ANDRETTI during business hours.

10.      Warranties and Representations of AWG and the AWG Board of Directors

         AWG warrants, represents, covenants and agrees as follows:

         A. That AWG has the right, power and authority to fulfill its obligations under this Agreement and has not granted any Rights that would interfere with the ANDRETTI Rights granted to ANDRETTI under this Agreement;

         B. The execution, delivery and performance of this Agreement by AWG does not violate or in any way conflict with any contract, agreement, judgment, award, law, rule or regulation to which AWG is a part or is bound, and;

         The above warranties and representations are in addition to, and shall not be construed as restricting or limiting any warranties of AWG, express or implied, which are provided by law or exist by operation of law.

11.      Ownership and Protection of the Rights and Properties

         A. AWG acknowledges that the ANDRETTI Rights are the exclusive property of ANDRETTI. AWG shall not use the ANDRETTI Rights or Licensed Artwork bearing said Rights in any manner whatsoever which, directly or indirectly, might derogate or detract from their secondary meaning or goodwill.

         B. AWG shall not at any time use, promote, advertise, display or otherwise publish the ANDRETTI Rights or Licensed Artwork bearing said Rights or any material utilizing or reproducing any portion thereof, in such a manner as may impair any of ANDRETTI's rights therein or reflect adversely on the ANDRETTI, ANDRETTI Rights.

         C.       AWG shall use a registration indicator in the form of a
                  (R), "TM" as ANDRETTI directs in conjunction with the ANDRETTI Rights.

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         D.       AWG shall provide all reasonable assistance and all
                  materials and execute all documents requested by ANDRETTI to assist ANDRETTI in the maintenance and/or preservation of the ANDRETTI Rights.

         E. AWG shall not contest the validity of the ANDRETTI Rights, nor will AWG willingly become an adverse party to litigation in which others shall contest the validity of the ANDRETTI Rights, Licensed Artwork bearing said Rights or ANDRETTI's rights therein.

12.      Promotional Articles

         During the term of this Agreement and any renewal hereof, AWG shall supply ANDRETTI, at no charge, reasonable quantities of the Products as ANDRETTI may request.

13.      Approval

         A. All Products shall be of a style, appearance and quality satisfactory to ANDRETTI as determined in his sole and absolute discretion. AWG shall submit, prior to manufacturing, distributing, marketing, promoting and selling any of the Products, at no cost to ANDRETTI, two
                  (2) samples of each Product together with all tags, labels and packaging materials to be used with the Products for ANDRETTI's approval. Approval shall not be unreasonably withheld. If ANDRETTI fails to give disapproval of any sample submitted by AWG within five (5) days after the date of ANDRETTI's receipt of AWG's submission, such failure shall constitute an approval of the submission.

           B. AWG shall submit, at least Fifteen (15) days prior to its release to the general public, all promotional and advertising materials relating to the Products and Business Operations which utilize the ANDRETTI Rights including, but not limited to, all copy and artwork prepared for use in press releases, catalogs, point-of-sale, print and electronic advertising for ANDRETTI's approval. Approval shall not be unreasonably withheld. If ANDRETTI fails to give disapproval of such promotional or advertising materials submitted by AWG within five (5) days after the date of ANDRETTI's receipt of AWG's submission, such failure shall constitute an approval of the submission.

         C. AWG shall maintain the same quality in the Products, Business Operations and all point-of-sale materials relating to the Products and Business Operations produced as in the samples approved by ANDRETTI. AWG agrees to provide upon demand a reasonable number of the Products and of point-of-sale materials relating to the Products and Business Operations at no cost to ANDRETTI for periodic inspection and for the promotional use of ANDRETTI.


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         D.       If during the term of this Agreement there is to be any
                  change in the Products or the promotional or advertising materials relating to the Products after the approval of samples, AWG shall comply with the provisions of this Paragraph for the changed item before the item's manufacture, distribution, marketing or sale.

14.      Compliance with Government Standards

         AWG represents and warrants that the Products shall meet or exceed all Federal, State and local standards, regulations and guidelines pertaining to such products, including, but not limited to, those pertaining to product safety, labeling, warnings, quality and propriety. AWG agrees that it will not sell any Products or cause or permit any Products to be manufactured, distributed, marketed or sold in violation of Federal, State or local laws.

15.      Termination

         Without prejudice to any other rights which ANDRETTI may have, ANDRETTI may at any time give notice of termination effective immediately:

                  A. If AWG shall fail to make any payments due hereunder or to deliver any of the statements required hereunder; or

                  B. If AWG becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any Products or promotional or advertising material because of safety, health or other hazards or risks to the public; or

                  C. If AWG fails to obtain or maintain adequate product liability insurance as determined by the AWG Board of Directors; or

                  D. If AWG commits any material breach of its obligations under this Agreement. For purposes of this Agreement, material breach shall include the failure, in Andretti's reasonable discretion, to maintain a high degree of quality in relation to the products or materials bearing the Andretti Rights.

16.      Post-Termination and Expiration Rights and Obligations

         A. After expiration of the term of this Agreement or the termination of this Agreement, AWG may dispose of Products which are on hand or in the process of manufacture at the date of expiration or at the time notice of termination is received for a period of sixty (60) days after the date of expiration or the date of notice of termination, as the case may be, provided that the royalties with respect to that period are paid and the appropriate statements for that period are furnished. Any Products not disposed of by

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                  AWG within this sixty (60) day period must be destroyed or reprocessed so that the ANDRETTI Rights are no longer present in whole or in part on the Products or on their packaging material. Upon ANDRETTI's request, AWG shall provide evidence satisfactory to ANDRETTI of such destruction or reprocessing of remaining Articles or packaging material. After termination of this Agreement under any provision, AWG shall, within sixty (60) days after the effective date of termination, make a final statement and payment of royalties. If the term of this Agreement expires AWG shall, within ninety (90) days after expiration of the term, make a final statement and payment of royalties.

         B. After the expiration or termination of this Agreement, all rights granted to the AWG shall forthwith revert to ANDRETTI and AWG shall refrain from further use of the ANDRETTI Rights and Licensed Artwork bearing said Rights, or from use of any marks or designs similar to the ANDRETTI Rights and Licensed Artwork in connection with the manufacture, distribution, marketing or sale of Products. AWG also shall turn over to ANDRETTI all molds, silkscreens and other materials which reproduce the ANDRETTI Rights or Licensed Artwork bearing said Rights or shall give evidence satisfactory to ANDRETTI of their destruction. AWG shall be responsible to ANDRETTI for any damages caused by the unauthorized use by AWG of such molds, silkscreens or reproduction materials which are not turned over to ANDRETTI.

         C. Within fifteen (15) days after expiration or notice of termination of this Agreement, AWG shall deliver to ANDRETTI a written statement indicating the number and description of the Products which it had on hand or in the process of manufacturing as of the date of expiration or termination notice. ANDRETTI may conduct a physical inventory in order to verify such statement.

17.      Indemnity and Insurance

         A. AWG acknowledges that it will not have any claims against ANDRETTI for any damage arising out of the operation of AWG's business. AWG agrees to indemnify, hold harmless and defend ANDRETTI as well as his agents, attorneys, officers, employees, successors and assigns from and against all suits, actions, claims, injuries, damages, costs and expenses including attorney's fees, court costs and other legal expenses arising out of or connected with (i) the manufacture, distribution, marketing or sale of the Products; (ii) any promotional or advertising material relating to the Products; (iii) AWG's methods of marketing, selling or distributing the Products; (iv) any unauthorized use of, or infringement of, any trademark, service mark, copyright, patent, process, license, method or device by AWG in connection with the Products; (v) any intentional torts or criminal acts; (vi) any personal injury or death resulting from the advertisement,

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                  manufacture distribution, sale or consumption of the
                  Products; (vii) agreements or alleged agreements made or entered into by AWG to effectuate the terms of this Agreement; or (viii) alleged defects or deficiencies in said Products or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Products.

         B. AWG's indemnity obligations under this Agreement shall survive the term of this Agreement.

18.      Assignment and Sublicense

         AWG shall not assign, transfer nor sublicense any rights granted to AWG under this Agreement without the prior written approval of ANDRETTI. AWG shall make all requests for approval to assign rights in writing to ANDRETTI.

19.      Impossibility

         AWG and ANDRETTI agree that, in the event of governmental regulation or enactment which disallows or prohibits the use of ANDRETTI's name and likeness being utilized as contemplated under this Agreement, performance under this Agreement will be impossible at which point all further obligations on the part of both parties shall be excused and rights provided for hereunder shall cease.

20.      Notices

         Any notice which either of the parties desires or is required to give to the other under the terms of this Agreement shall be deemed given if sent registered, certified, or by courier, postage prepaid, addressed to such party at the address specified below:

                  If to ANDRETTI:   Mr. Mario ANDRETTI
                                    c/o Sports Management Network, Inc.
                                    36800 Woodward Avenue
                                    Suite 239
                                    Bloomfield Hills, Michigan 48304
                                    ATTN:  John P. Caponigro


                  If to AWG, Inc.   AWG, Ltd.
                                    4162 Big Ranch Road
                                    Napa, California  94558


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21.      Entire Agreement

         This Agreement supersedes all prior writings, discussions, negotiations and understandings of whatever kind or nature between the parties and/or their representatives, and may be amended only by a writing signed by the parties.


         IN WITNESS WHEREOF, the parties have hereto set their hands and seals on the day and year first above written.



ANDRETTI                                    AWG, Ltd.


BY:  _________________________              BY: ______________________
         Mario Andretti                            Mack Jennings


DATE: ______________________                ITS:______________________


                                            DATE:_____________________


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